U.S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                             FORM 5

        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and address of Reporting Person

William J. Sim
4086 Arjay Circle
Ellicott City, Maryland  21042


2.  Issuer Name and Ticker or Trading Symbol

Williams Industries, Inc.  (WMSI)

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)


4.  Statement for Month/Year

    July/2002

5. If Amendment, Date of Original (Month/Year)

   n/a

6.  Relationship of Reporting Person to Issuer

X   Director
    Officer - Title -
    10% Owner
    Other

**********************

1.  Title of Security

Williams Industries, Inc. Common Stock

2.  Transaction Date (Month/Year)

    n/a

3.  Transaction Code

    Code
    n/a


4.  Securities Acquired (A) or Disposed of (D)

       Amount    (A) or (D)    Price
       N/a


5.  Amount of Securities Beneficially Owned
    at End of the Issuer's Fiscal Year

    9,945


6.  Ownership Form: Direct (D) or Indirect (I)

    D

7.  Nature of Indirect Beneficial Ownership

    n/a


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Table II
Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Derivative Security

     Options to Buy

2.  Conversion or Exercise Price of Derivative Security

A.    $2.75
B.    $3.34
C.    $2.78
D.    $4.45

3.  Transaction Date (Month/Year)

A.  1/22/99 option granted
B.  1/21/00 option granted
C.  1/19/01 option granted
D.  1/21/02 option granted

4.  Transaction Code

    Code
    N/a


5.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price

     n/a

6.  Date Exercisable and Expiration Date (Month/Date/Year)

     A. 1/22/99 and 1/21/04
     B. 1/21/00 and 1/20/05
     C. 1/19/01 and 1/18/06
     D. 1/21/02 and 1/20/07

7.  Title and Amount of Underlying Securities

    Williams Industries, Inc. Common Stock

    Amount or Number of Shares -

     A. 5000 shares
     B. 2500 shares
     C. 2500 shares
     D. 2500 shares

8.  Price of Derivative Security

     n/a

9.  Number of Derivative Securities Beneficially Owned at
    End of Year

     4 options as specified above

10. Ownership Form of Derivative Security: Direct (D) or
    Indirect (I)

     D

11. Nature of Indirect Beneficial Ownership

     n/a

Signature of Reporting Person

/s/ William J. Sim     Date: September 12, 2002
    William J. Sim